Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of July 8, 2013, (the “Effective Date”), between Digital Angel Corporation (the “Employer”) and Randolph K. Geissler, an individual (the “Employee”).

WHEREAS, Employee entered into an Employment and Non-Compete Agreement with VeriTeQ Acquisition Corporation (“VeriTeQ”) effective as of September 1, 2012 (“VeriTeQ Employment Agreement”). As of the date of this Agreement, Employee’s compensation under the VeriTeQ Employment Agreement has not been paid in full by VeriTeQ.

WHEREAS, as of even date hereof, the Employer, VeriTeQ and the shareholders of VeriTeQ have conducted the closing of the transaction as contemplated by that certain Share Exchange Agreement, whereby VeriTeQ became the Employer’s wholly-owned subsidiary (the “Exchange Agreement”).

WHEREAS, under the terms of the Exchange Agreement, the Employee agreed to terminate the VeriTeQ Employment Agreement and release VeriTeQ from any and all action(s) and causes of action(s) Employee may have had against VeriTeQ (including any change of control payments and termination payments in connection with the Exchange Agreement) in exchange for entering into this Agreement with the Employer and the Employer becoming obligated to pay certain Contractual Obligations upon certain conditions being met as specified hereunder.

Agreement

In consideration of the above premises and the mutual promises, covenants and agreements set forth below, and intending to be legally bound hereby, it is hereby agreed as follows:

1. Definitions. Capitalized terms shall have the meanings defined in this Agreement or on Exhibits A and B attached hereto unless the context otherwise requires. Exhibits A and B are incorporated herein by this reference.

2. Employment Term and Duties.

2.1 Employment Term. The Employer employs the Employee, and the Employee accepts employment by the Employer, on the terms and conditions set forth in this Agreement and for the period of time set forth in Exhibit B (the “Employment Period”), which Employment Period shall be the term of this Agreement.

2.2 Duties.

(a) The Employee will serve in the position set forth on Exhibit B. The Employee will devote his full business time, attention, skill, and energy exclusively to the business of the Employer, and will use his best efforts to promote the success of the Employer’s business.

(b) The Employee may engage in the following activities during the Employment Period so long as such activities do not interfere or conflict with Employee’s duties to Employer as set forth in Section 2.2(a) above: (i) serve on corporate, civic, religious, educational, and/or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions without receiving any compensation other than reimbursement of expenses, nominal stipends, or similar forms of compensation; (iii) manage his personal investments, provided that such investments do not conflict with the Employee’s duties and responsibilities under this Agreement; and (iv) activities surrounding Employee’s “Whisper” business. If the Employee is appointed or elected as an officer or director of the Employer or any Affiliate, the Employee will fulfill his duties as such officer or director without additional compensation. Upon termination of this Agreement for any reason, the Employee automatically resigns as of such date as an officer and director of the Employer and each Affiliate of which he is an officer or director, if any.

(c) The Employee will report to the function indicated in Exhibit B.

2.3 Location. The Employee’s primary place of employment hereunder shall be as set forth in Exhibit B.

3. Compensation and Benefits. The compensation and benefits payable and provided to the Employee under this Agreement shall constitute the full consideration to be paid to the Employee for all services to be rendered by the Employee to the Employer and its Affiliates in all capacities.

3.1 Base Salary. During the first year of this Agreement, the Employee will be paid an annual salary as set forth in Exhibit B (“Base Salary”), payable in periodic installments according to the Employer’s customary payroll practices except as described in Exhibit B.

3.2 Annual Bonus. During the Employment Period of this Agreement, the Employee shall be eligible to participate in an annual bonus plan. The bonus plan and any amounts payable thereunder shall take into consideration one or more of the following: personal performance and contribution, operational and financial results, and other achievements attributable to Employee’s accomplishments (“Bonus”). The bonus plan applicable to Employee under this Agreement is as described in Exhibit B. The Bonus shall be payable according to the Employer’s customary practices except as described in Exhibit B.

3.3 Business Expenses. In accordance with the rules and policies that the Employer may establish from time to time, the Employer shall reimburse the Employee for business expenses reasonably incurred by him in the performance of his duties hereunder in accordance with the Employer’s documentation guidelines as may be in effect from time to time, provided that in no event will such reimbursement be made later than the calendar year following the calendar year in which the expenses are incurred.

3.4 Vacation. The Employee shall be entitled to the vacation period per calendar year as set forth on Exhibit B (prorated for less than a full year). Unused vacation time not to exceed an aggregate of two (2) weeks for all prior years may be accumulated or carried over from year to year. The Employee shall not be entitled to any compensation for unused vacation time except as provided in Section 4.

3.5 Office and Support Staff. During the Employment Period, the Employee shall be entitled to an office, furnishings, other appointments and secretarial or other assistants as Employer shall determine are reasonably necessary to perform the Employee’s duties and obligations as set forth herein and comparable to other similarly situated employees of the Employer and its Affiliates.

3.6 Other. Additional compensation and benefits to be paid by Employer to the Employee, if any, are set forth on Exhibit B.

3.7 Contractual Obligations. Subject to Section 8, the Employee shall be entitled to be paid the Contractual Obligations if the Employer receives gross proceeds of an aggregate of at least $3,000,000 in cash in any capital investment or capital raise or series of capital investments or capital raises, either through the sale of equity or debt securities (but not including any conversion of debt or other obligations into securities of the Employer or other non-cash transaction) (collectively, the “Investment”). The Contractual Obligations shall be payable within five (5) Business Days after the closing of the Investment and receipt by the Employer of the gross proceeds of at least $3,000,000 in cash. The Contractual Obligations shall be payable as follows: (i) one-third (1/3rd) in cash and (ii) two-thirds (2/3rds) in shares of the Employer’s restricted common stock, based on the closing price of a share of the Employer’s common stock sold on the closing date of the Investment or, if not available, on the most recent date after the Investment, as reported on the OTC Markets or other applicable securities exchange. Nothing in this Agreement shall prevent the Employer from paying the Employee the VeriTeQ Expenses as determined in the sole discretion of the Employer.

4. Termination.

4.1 Death; Disability. This Agreement will terminate automatically upon the death or Disability of the Employee.

4.2 Termination Notice. Any termination of the Employee’s employment other than a termination pursuant to Section 4.1 hereof shall be by written notice to the other party, indicating the specific termination provision in this Agreement relied upon, if any, and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Employee’s employment under the provision so indicated. The date of the Employee’s termination of employment shall be specified in such notice; provided, however, that such date may not be earlier than any applicable cure periods as set forth herein or, if a termination is being effected by the Employee for any reason, such date shall in any event not be less than thirty (30) days from the date the written notice is given to the Employer (the “Required Notice”), or if a termination is being effected by the Employer other than for Cause, such date shall in any event not be less than one hundred and twenty (120) days from the date the written notice is given to the Employee, during any such periods Employee shall continue to perform in accordance with this Agreement unless such performance or notice period is waived by the Employer by written notice to the Employee. Failure to provide the Required Notice or to perform in accordance with this Agreement during such periods shall be deemed a material breach of this Agreement by the Employee.

4.3 Termination Pay. Upon termination of the Employee’s employment, the Employer will be obligated to pay or provide the Employee or the Employee’s estate, as the case may be, only such compensation and Benefits as are provided in this Section 4.3.

(a) Termination by the Employer for Cause; Resignation of the Employee without Good Reason or Required Notice. If (i) the Employer terminates the Employee’s employment for Cause; (ii) the Employee terminates his employment for any reason other than Good Reason; or (iii) the Employee terminates his employment for any reason without the Required Notice, then: the Employee shall be entitled to receive the Accrued Obligations from the Employer, payable to Employee within five (5) Business Days after the date of termination. Except as specifically provided herein, the Employee shall not be entitled to any other payments or Benefits pursuant to this Agreement.

(b) Termination due to Disability or upon Death. If the Employee’s employment is terminated due to Disability or upon the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to receive from the Employer the sum of the Accrued Obligations, payable to Employee or Employee’s legal representative within thirty (30) Business Days after the date of termination.

(c) Termination by the Employee due to Good Reason or Termination by the Employer without Cause or Termination due to a Change of Control.

(i) If during the Employment Period of this Agreement, the Employee’s employment is terminated by the Employee for Good Reason or by the Employer without Cause, the Employee shall be entitled to receive from the Employer the Accrued Obligations and the Termination Payment.

(ii) If due to a Change of Control, the Employee shall no longer be employed by the Employer or one of its Affiliates or by the Acquiring Party or one of its Affiliates, Employee shall be entitled to receive from the Employer the Accrued Obligations and the Termination Payment.

4.4 Payment. Any termination payment to Employee pursuant to Section 4.3 shall be payable by Employer in accordance with its usual payroll practices, less standard deductions and withholdings, all as if Employee remained active on Employer’s payroll, except for any amounts representing bonus payments (which shall be payable over the same period), which payment shall be payable to Employee in cash or stock at Employer’s discretion, subject to receipt of the release and waiver required by Section 4.5 and to the provisions of Section 4.6.

4.5 Release and Waiver. Notwithstanding anything in Sections 4.3 and 4.4 to the contrary, the Employee shall not be entitled to any payment or Benefit pursuant to Section 4.3, except for Accrued Obligations as required by law, unless the Employee has delivered to the Employer a general release, signed and in a form reasonably acceptable to the Employer, that releases the Employer and its Affiliates, and all their respective officers, directors, employees, and agents from any and all claims of any kind that the Employee may have arising out of the Employee’s relationship with the Employer or any of its Affiliates or the termination of employment, but excluding any claims arising under this Agreement, and such release has become irrevocable by no later than the date which is sixty (60) days following the date of termination.

4.6 Six-Month Waiting Period for Distributions Upon Separation From Service. To the extent required by Section 409A of the Internal Revenue Code of 1986 (as amended) (the “Code”), amounts that would otherwise be payable under this Section 4 during the six-month period immediately following the Employee’s termination, shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the applicable Federal short-term rate (as defined in Section 1274(d) of the Code) for the month in which such date of termination occurs from the respective dates on which such amounts would otherwise have been paid until the actual date of payment. In no event will any termination payments be made hereunder, unless the relevant termination of employment constitutes “separation from service” under Section 409A.

5. Non-Competition and Non-Interference.

5.1 Acknowledgements. The Employee acknowledges that (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character and (b) the provisions of this Section 5 are reasonable and necessary to protect the Confidential Information, goodwill, and other business interests of the Employer and its Affiliates.

5.2 Covenants of the Employee. The Employee covenants that he will not, directly or indirectly, and except as specifically provided on Exhibit B of this Agreement:

(a) during the Non-Compete Period, without the express prior written consent of the Board of Directors, as owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor, or trustee of any corporation, partnership, proprietorship, joint venture, association, or any other entity of any nature, engage, directly or indirectly, in the Business in any state in the United States or in any country in which the Employer or any of its Affiliates is conducting Business activities or has conducted Business activities in the twelve (12) months prior to termination, provided however, that the Employee may purchase or otherwise acquire for passive investment up to five percent (5%) of any class of securities of any such enterprise under Section 12(g) of the Securities Exchange Act of 1934;

(b) whether for the Employee’s own account or for the account of any other person at any time during his employment with the Employer or its Affiliates (except for the account of the Employer and its Affiliates) and the Non-Compete Period, solicit from any person or entity that is a customer of the Employer Business of the same or similar type being carried on by the Employer or its Affiliates, whether or not the Employee had personal contact with such person or entity during the Employee’s employment with the Employer;

(c) whether for the Employee’s own account or the account of any other person and at any time during his employment with the Employer or its Affiliates and the Non-Compete Period, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Employer or an Affiliate, or in any manner induce, or attempt to induce, any employee of the Employer or its Affiliates to terminate his employment with the Employer or its Affiliate; or (ii) interfere with the Employer’s or its Affiliate’s relationship with any person or entity that, at any time during the Employment Period, was an employee, contractor, supplier, or customer of the Employer or its Affiliate, provided however, that nothing herein shall prevent the Employee from offering employment to, or employing or otherwise engaging, any person who responds to an advertisement directed to the general public, or some segment thereof, and not specifically to such person; or

(d) at any time after the termination of his employment, disparage the Employer or its Affiliates or any shareholders, directors, officers, employees, or agents of the Employer or any of its Affiliates, so long as the Employer does not disparage the Employee; provided, however, that notwithstanding the foregoing, paragraph (a) of this Section 5.2 shall not apply if the Employee’s employment is terminated pursuant to Section 4.3(c)(i) hereof. If any covenant in this Section 5.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee. The Employee hereby agrees that this covenant is a material and substantial part of this Agreement and that: (i) the geographic limitations are reasonable; (ii) the term of the covenant is reasonable; and (iii) the covenant is not made for the purpose of limiting competition per se and is reasonably related to a protectable business interest of the Employer. The period of time applicable to any covenant in this Section 5.2 will be extended by the duration of any violation by the Employee of such covenant.

6. Non-Disclosure Covenant

6.1 Acknowledgments by the Employee. The Employee acknowledges that (a) the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information would have an adverse effect on the Employer and its Affiliates and its business; and (c) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

6.2 Covenants of the Employee. The Employee covenants as follows:

(a) Confidentiality. During and after his employment with the Employer and its Affiliates, the Employee will hold in confidence the Confidential Information and will not disclose such Confidential Information to any person other than in connection with the performance of his duties and obligations hereunder, except with the specific prior written consent of the Board of Directors; provided, however, that the parties agree that this Agreement does not prohibit the disclosure of Confidential Information where applicable law requires in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction. In the event that the Employee is requested or becomes legally compelled under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body to disclose Confidential Information, the Employee agrees that he will (i) immediately provide the Employer with written notice of the existence, terms, and circumstances, surrounding such request(s) so that the Employer may seek an appropriate protective order or other appropriate remedy, (ii) cooperate with the Employer in its efforts to decline, resist, or narrow such requests, and (iii) if disclosure of such Confidential Information is required in the opinion of counsel, exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed information.

(b) Trade Secrets. Any and all trade secrets of the Employer and its Affiliates will be entitled to all the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. If any information that the Employer or any of its Affiliates deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for the purposes of this Agreement, so long as it otherwise meets the definition of Confidential Information. The Employee hereby waives any requirement that the Employer or any of its Affiliates submit proof of the economic value of any trade secret or post a bond or other security.

(c) Removal. The Employee will not remove from the premises of the Employer or any of its Affiliates (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except otherwise specifically authorized by the Employer or the applicable Affiliate) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form belonging to the Employer or any of its Affiliates or used in the business of the Employer or of any of its Affiliates (collectively, the “Proprietary Items”). All of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer or its applicable Affiliate. Upon termination of his employment, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items and Confidential Information in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiments in electronic form or otherwise, of any such Proprietary Items or Confidential Information.

(d) Development of Intellectual Property. Any and all writings, inventions, improvements, plans, designs, architectural work papers, drawings, processes, procedures, and/or techniques (“Intellectual Property”) which the Employee (i) made, conceived, discovered, or developed, either solely or jointly with any other person or persons, at any time when the Employee was an employee of the Employer or any of its Affiliates whether pursuant to this Agreement or otherwise, whether or not during working hours, and whether or not at the request or upon the suggestion of the Employer or any of its Affiliates, which relate to or were useful in connection with any business now or hereafter carried on or contemplated by the Employer or any of its Affiliates, including developments or expansions of its fields of operations, or (ii) may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time when the Employee is an employee of the Employer or its Affiliates, whether or not during working hours and whether or not at the request or upon the suggestion of the Employer or any of its Affiliates, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Employer or any of its Affiliates, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Employer and its Affiliates. The Employee shall make full disclosure to the Employer of all such Intellectual Property and shall do everything necessary or desirable to vest the absolute title thereto in the Employer. The Employee shall write and prepare all specifications and procedures regarding such Intellectual Property and otherwise aid and assist the Employer so that the Employer can prepare and present applications for copyright, patent, or trademark protection therefor and can secure such copyright, patent, or trademark wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyrights, patents, or trademarks so that the Employer or its designated Affiliate shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright, patent, or trademark protection. The Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such Intellectual Property.

7. General Provisions of Sections 5 and 6.

7.1 Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Employer and its Affiliates as a result of a breach of the provisions of Sections 5 and 6 of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach may be an inadequate remedy. Consequently, the Employer will have the right, in addition to all other rights, to seek injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. The Employee waives any requirement that the Employer secures or posts any bond in conjunction with any such remedies. The Employee further agrees to and hereby does submit to in personam jurisdiction before each and every court for that purpose. Without limiting the rights of the Employer or of any of its Affiliates under this Section 7 or any other remedies available to the Employer or its Affiliates, if the Employee breaches any other provisions of Sections 5 and 6 and such breach is proven in a court of competent jurisdiction, the Employer will have the right to cease making any payments or providing Benefits otherwise due to the Employee under this Agreement.

7.2 Covenants of Sections 5 and 6 are Essential and Independent Covenants. The covenants of the Employee in Sections 5 and 6 hereof are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer and its Affiliates. In addition, the Employee’s covenants in Sections 5 and 6 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Sections 5 or 6. Notwithstanding anything in the Agreement to the contrary, the covenants and agreements of the Employee in Sections 5 and 6 shall survive the termination of the Agreement, except as provided below.

8. Representations and Release by Employee Regarding VeriTeQ Employment Agreement. The obligation of the Employer to pay the Contractual Obligations under this Agreement is conditioned on the following representations and covenants by the Employee.

8.1 The Employee hereby acknowledges, represents and warrants that the VeriTeQ Employment Agreement is terminated in all respects.

8.2 The Employee hereby agrees that the Contractual Obligations and VeriTeQ Expenses represent full and fair compensation for any and all amounts owed to Employee by VeriTeQ, including deferred compensation and bonuses and any amounts under termination and change of control provisions, under the VeriTeQ Employment Agreement. The Employee hereby specifically acknowledges, represents and warrants that in connection with the Exchange Agreement, no change of control or termination payments or compensation were due or payable under the VeriTeQ Employment Agreement, or if such payments or compensation were due, that Employee hereby waives the payment of any such termination or change in control payments or compensation under the VeriTeQ Employment Agreement.

8.3 The Employee hereby releases VeriTeQ, including its respective officers, directors, employees, agents, parent and subsidiary corporations and successors in interest and/or assigns, from any and all claims, demands, obligations, actions, and causes of actions, at law or in equity, statutory or in common law, of any nature whatsoever, known or unknown, fixed or contingent, which the Employee has, had or may hereafter have against VeriTeQ arising out of the Employee’s relationship with VeriTeQ or the termination of employment with VeriTeQ. The Employee agrees that it will not file any action or assert any claim which has been released in this Section.

8.4 The Employee acknowledges and represents that: (i) Employee has read this Agreement, specifically including this Section 8, and understands its consequences; (ii) that Employee has determined to execute this Agreement of his own free will; (iii) that Employee has not relied upon any statements or explanations made by either VeriTeQ or the Employer regarding this Agreement; (iv) has determined that the payment of the Contractual Obligations constitutes fair and adequate consideration for the promises, releases and agreements made by the Employee in this Agreement regarding the VeriTeQ Employment Agreement; and (v) Employee has been advised by VeriTeQ and the Employer to seek legal counsel regarding this Agreement and has been given the opportunity to do so.

9. General Provisions.

9.1 Indemnification. The Employer shall indemnify and hold harmless the Employee to the fullest extent permitted by applicable law against all costs (including reasonable attorneys’ fees and costs), judgments, penalties, fines, amounts paid in settlements, interest, and all other liabilities incurred or paid by the Employee in connection with the investigation, defense, prosecution, settlement, or appeal of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and to which the Employee was or is a party or is threatened to be made a party by reason of the fact that the Employee is or was an officer, employee, director or agent of the Employer or its Affiliates, or by reason of anything done or not done by the Employee in any such capacity or capacities, provided that the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Employer or any of its Affiliates, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Employer also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Employee as a result of the Employee being called as a witness in connection with any matter involving the Employer and/or any of its officers or directors. Nothing herein shall limit or reduce any rights of indemnification to which the Employee might be entitled under the organizational documents of the Employer or as allowed by applicable law.

9.2 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right or privilege under this Agreement will operate as a waiver of such right or privilege, and no single or partial exercise of any such right or privilege will preclude any other or further exercise of any right or privilege. To the maximum extent permitted by applicable law, any claim or right arising out of this Agreement may only be discharged by a waiver or renunciation of the claim or right in writing signed by the other party.

9.3 Successors.

(a) This Agreement is personal to the Employee and shall not be assignable by the Employee, other than economic rights that may be assigned by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns. Any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Employer shall perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. The Employer agrees to fully disclose this Agreement and its binding effect to any successor or potential successor and will require any successor to expressly acknowledge its assumption of this Agreement and such successor’s obligation to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

(c) As used in this Agreement, “Employer” shall mean the Employer as defined above and any successor to its business and/or assets by operation of law or otherwise.

9.4 Notices. All notices, consents, waivers and other communication required under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile or email (with written confirmation of delivery), provided that a copy is mailed by certified mail, return receipt requested, the same day or the next Business Day, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Employer:

Digital Angel Corporation
Attention: President & CEO
Employer’s corporate headquarters
Facsimile (MA): 508-694-7929

Facsimile (FL): 772-226-7545

If to the Employee:

Randolph K. Geissler

410 Brookwood Drive

Hudson, WI 54016

Facsimile: 763-550-1152

9.5 Entire Agreement; Supersede. This Agreement, together with the Exhibits attached hereto and the Termination Agreement of even date herewith by and between the Employee and VeriTeQ, contains the entire agreement between the parties with respect to the subject matter hereof, and expressly terminates, rescinds, replaces, and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof.

9.6 Governing Law; Submission to Jurisdiction; Mediation.

(a) THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURT IN PALM BEACH COUNTY, FLORIDA, FOR THE PURPOSES OF ANY PROCEEDINGS ARISING OUT OF THIS AGREEMENT, AND HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY AND AGREES THAT ANY PROCEEDING SHALL INSTEAD BE DECIDED BY A JUDGE SITTING WITHOUT A JURY.

(b) Prior to commencement of any legal proceeding or at any time after commencement of any legal proceeding, Employee agrees that, upon request of Employer, and at the expense of the Employer, any dispute between Employee and Employer shall be presented for non-binding mediation by a third party mediator. In the event that Employee fails to comply with his obligation to participate in mediation as required herein, such failure shall constitute a breach of this Agreement by Employee entitling Employer to damages.

9.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, unless the absence of such invalid or unenforceable provision materially alters the rights or obligations of either party hereto. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, unless the absence of such invalid or unenforceable portion of such provision materially alters the rights or obligations of either party hereto.

9.8 Tax Withholding and Reporting. The Employer shall withhold from all payments hereunder all applicable taxes that it is required to withhold with respect to payments and Benefits provided under this Agreement and shall report all such payments and withholdings to the appropriate taxing authorities as required by applicable law.

9.9 Amendments and Waivers. This Agreement may not be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by both parties and subject to authorization of the Board of Directors. Any waiver by either party hereto shall be specific to the event and shall not be deemed a waiver of any other event.

9.10 Survival. The provision of provisions of Sections 4, 5, 6, 7, 8 and 9 shall survive the termination of this Agreement.

9.11 Counterparts. This Agreement may be executed in any number of counterparts, by original or facsimile signatures, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective for all purposes as of the Effective Date.

Digital Angel Corporation                     Randolph K. Geissler

By:          /s/ Lorraine Breece                         /s/ Randolph K. Geissler

Its:           CFO

Exhibit A

Definitions

“Accrued Obligations” means, at the relevant date, the sum of the following: (i) the Employee’s earned or accrued, but unpaid, Base Salary through the date of termination of the Employee’s employment; (ii) any Bonus earned or accrued and vested, but unpaid; (iii) the economic value of any of the Employee’s accrued, but unused, vacation time; and (iv) any unreimbursed business expenses incurred by the Employee.

“Affiliate” means a person or entity who or which, (i) with respect to an entity, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity; or (ii) with respect to the Employee, is a parent, spouse, or issue of the Employee, including persons in an adopted or step relationship, or an entity in which Employee owns more than forty percent (40%) of the voting rights, interests or equity of such entity or serves as an executive officer or a member of its board of directors or governors or any similar positions.

“Acquiring Party” is as defined under the definition of “Change of Control.”

“Board of Directors” means the board of directors of Digital Angel Corporation.

“Business” means the business in which Digital Angel Corporation or any of its subsidiaries is engaged in at the time this Agreement is terminated.

“Business Day” shall mean any day other than a Saturday, Sunday or bank holiday recognized at the Employer’s corporate headquarters.

“Cause” means:

(a) an act of fraud, misappropriation, or personal dishonesty taken by the Employee at the expense of the Employer or an Affiliate, including, but not limited to, the willful engaging by the Employee in illegal conduct or gross misconduct, which act in any such case is or reasonably could be injurious to the Employer;

(b) the material violation by the Employee of a material obligation of the Employee under this Agreement, including but not limited to, the willful or continued failure of the Employee to perform substantially the Employee’s duties with the Employer or its Affiliates (other than such failure resulting from Disability) which violation or failure is not remedied within ten (10) Business Days after receipt of written notice or demand for substantial performance or corrective action is delivered to the Employee by Employer which identifies the manner in which Employer believes that the Employee has not substantially performed the Employee’s duties or has violated an obligation under this Agreement;

(c) the conviction, or plea of nolo contendere, of the Employee for any felony or any misdemeanor involving moral turpitude;

(d) a material violation of any express direction of the Board of Directors or a material violation of any rule, regulation, policy or plan established or approved by the Board of Directors from time to time regarding the conduct of the Employer’s employees and/or its business which, in any such case, is or reasonably could be injurious to the Employer, and which violation is not remedied within ten (10) Business Days after receipt of written notice from the Employer; or

(e) failure of the Employee to provide the Required Notice to Employer and to substantially comply with all requirements of Section 4.2 of this Agreement.

“Change of Control” means any bona fide, third-party change of control as follows:

(a) any person or entity (or persons or entities acting as a group) (other than the Employer or the Employee or one of their Affiliates, any trustee or other fiduciary holding securities under any employee benefit plan of the Employer, or any company owned directly or indirectly by the shareholders of the Employer in substantially the same proportions as their ownership of stock in the Employer) (the “Acquiring Party”) acquires stock of Employer that, together with stock then held by such person, entity or group, results in such person, entity or group holding more than fifty percent (50%) of the total combined voting power of all classes of the then issued and outstanding securities of the Employer; or

(b) the sale of all or substantially all of the properties and assets of the Employer to any person or entity which is not an Affiliate of the Employer, the Employee or an Affiliate of the Employee (the “Acquiring Party”).

Notwithstanding the foregoing, the transactions pursuant to the terms of the Share Exchange Agreement, dated June 24, 2013, between VeriTeQ Acquisition Corporation and the Employer and the Investment will not constitute a Change of Control under this Agreement and will not trigger any Change of Control rights.

“Confidential Information” means any and all intellectual property of the Employer (or any of its Affiliates), including but not limited to:

(a) trade secrets concerning the business and affairs of the Employer (or any of its Affiliates), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under federal, state or other applicable law; and

(b) information concerning the business and affairs of the Employer (or any of its Affiliates) (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer (or any of its Affiliates) containing or based, in whole or in part, on any information included in the foregoing.

Notwithstanding the foregoing, Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or general public other than by the improper disclosure, directly or indirectly, by the Employee or an Affiliate of the Employee.

“Contractual Obligations” means the deferred compensation, deferred bonuses and all other amounts accrued but unpaid pursuant to Section 4 of the VeriTeQ Employment Agreement in the total amount of $166,666 of as the date of this Agreement. For the avoidance of doubt, Contractual Obligations do not include the VeriTeQ Expenses.

“Disability” means the inability of the Employee, due to the injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Employer as contemplated by Section 2.2 herein, such Disability to be determined by the Board of Directors upon receipt and in reliance on competent medical advice from one or more individuals, selected by the Board of Directors, who are qualified to give such professional medical advice. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of Disability, and the Employee hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Employee is not legally competent, the Employee’s legal guardian or duly authorized attorney-in-fact will act in the Employee’s stead for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure required hereunder.

It is expressly understood that the Disability of the Employee for a period of one hundred twenty (120) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and the Employee shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the Employment Period of this Agreement.

“Employment Period” means the term of the Employee’s employment under this Agreement as set forth in Exhibit B.

“Fiscal Year” means the fiscal year of Employer.

“Good Reason” means:

(a) that without the Employee’s prior written consent and in the absence of Cause, one or more of the following events occurs:

(i) any material and adverse change in the Employee’s authority, duties, or responsibilities as set forth in Section 2, including loss of the position and/or title provided for in this Agreement of the Employer or no longer reporting directly to the function indicated in Exhibit B;

(ii) failure by the Employer to comply with and satisfy Section 9.3(b) of this Agreement; or

(iii) the material violation by the Employer of a material obligation of the Employer under this Agreement, which violation or failure is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice or demand for substantial performance or corrective action is delivered to the Employer by the Employee, delivered as required by this Agreement, which specifically identifies the manner in which Employee believes that the Employer has not substantially performed the Employer’s duties or violated an obligation under this Agreement; and

(b) within sixty (60) Business Days of learning of the occurrence of any such event under (a)(i) through (iii) above, and in the absence of any circumstances that constitutes Cause, the Employee terminates employment with the Employer by written notice to the Employer in the manner required by this Agreement; the date of termination set forth in such notice shall not be less than thirty (30) days from the date notice is given to Employer as required by Section 4.2 of this Agreement.

(c)      notwithstanding the foregoing, Good Reason shall not include the non-payment of the Base Salary and Annual Bonus due under this Agreement until after such time as the Employer closes on the Investment and has received aggregate gross proceeds of at least $3,000,000 in cash.

“Non-Compete Period” means the period beginning on the Effective Date and ending as set forth in Exhibit B.

“Termination Payment” shall mean the payment as defined in Exhibit B.

“VeriTeQ Expenses” shall mean the health insurance, travel and business related expenses the Employee has a right to be reimbursed for by VeriTeQ under the VeriTeQ Employment Agreement in the total amount of $39,715 as of the date of this Agreement.

Exhibit B

Employment Agreement Terms

1.

Employment Period. The Employment Period referenced in Section 2.1 of the Agreement shall be for a period of two (2) years from the date of this Agreement, renewable for additional (1) year periods upon mutual agreement of the Employee and Employer, as can be terminated earlier in accordance with the provisions of Section 4.

2.

Position. The Employee will serve as the President of the Employer and will report to the Chief Executive Officer of the Employer or its successors. In this capacity, Employee will have such duties and responsibilities as are reasonably consistent with such position as well as such additional duties as may be reasonably prescribed from time to time by the Employer’s Board of Directors.

3.

Location. The Employee will operate from various locations and offices of Employer as necessary and as assigned. Employer acknowledges that Employee will also work from time to time from his home office in Wisconsin or Minnesota. Employee shall travel to other locations as necessary to perform his obligations and duties to the Employer. Usual and customary expenses of travel shall be borne by Employer.

4.

Base Salary. During the Employment Period, Employee will be paid an annual salary of $200,000, which Base Salary will be reviewed annually during the Employment Period as set forth in Section 3.1 of the Agreement. Notwithstanding the above, the Base Salary shall increase a minimum of five percent (5%) per annum.

5.

Annual Bonus. During the Employment Period, Employee is eligible to receive an annual bonus, subject to approval of the Board of Directors or relevant Board Committee, ranging from 0% to 100% of earned base salary based on performance metrics and goals as determined by the Board of Directors. The Employee is considered to have a “Target Bonus’ of 60% of Base Salary for the purposes of calculating Termination Pay.

6.

Termination Payment. Termination Payment will be equal to one (1) times Employee’s Base Salary plus Target Bonus upon termination as defined in Section 4.3(c) and payable to the employee as provided under Sections 4.4 through 4.6 of the Agreement.

7.

Vesting of Awards Upon Termination. All outstanding options, stock appreciation rights, restricted stock awards, performance units or performance shares, cash awards or other stock-based awards (collectively, the “Awards”) then held by Employee shall become fully vested and exercisable upon any termination of employment described in Sections 4.3(b) and (c) of the Agreement, and shall remain exercisable for the remaining term of the Award. All options will become vested and exercisable upon a Change of Control. Upon any termination of employment described in Section 4.3(a) of the Agreement, all unvested Awards shall terminate and all vested options shall remain exercisable for a period of 90 days and thereafter terminate.

8.

Non-Compete. The non-competition provisions of this Agreement, Section 5.2, shall include Employee’s activities in all areas, technologies, product lines and market segments in which the Employer is involved at the time this agreement is terminated.

9.

Non-Compete Period. The non-competition provisions of this Agreement, Section 5.2, shall specifically prohibit Employee’s activities from the Effective Date through that date one year from the date this agreement is terminated.

10.	Vacation. Employee shall be entitled to four (4) weeks of vacation per calendar year in accordance with Section 3.4 of the Agreement.

11.	Notices. Any notices to be given to Employee as set forth in Section 9.4 of the Agreement shall be to the address and facsimile number set forth in Section 9.4 of the Agreement.

B-1

12.	Awards. The Employee will receive Awards as determined by the Board of Directors or relevant Board Committee.

Initials:        /s/ RG Employee

   /s/ LMB Employer

B-2